Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Citadel EFT, Inc.
Tustin, CA

We consent to the inclusion in the Registration Statement on Form S-1/A of Citadel EFT, Inc. of our report dated May 11, 2010, relating to the audits of the combined balance sheets of Citadel EFT, Inc. as of September 30, 2009, December 31, 2008 and 2007 and the related combined statements of income, stockholder's equity, and cash flows for the nine months ended September 30, 2009 and each of the two years in the two year period ended December 31, 2008. We also consent to the reference to our firm under the heading "Experts" appearing therein.

GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
May 27, 2010